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                                                                    Exhibit 21.1


Video Services Corporation owns 100 percent (100%) of the following companies, directly or indirectly, except as otherwise indicated:

(i)           A.F. Associates, Inc., a New Jersey corporation

(ii) Atlantic Satellite Communications, Inc., a New Jersey corporation

(iii)         Video Rentals, Inc., a New Jersey corporation

(iv) Waterfront Communications Corporation, a New York corporation

(v)           VSC Corporation, a Delaware corporation

(vi)          VSC MAL Corp., a Delaware corporation

(vii)         VSC LIMA Corp., a Delaware corporation

(viii)        Manhattan Transfer/Edit, Inc., a Delaware corporation

(ix)          IPL Express Courier, Inc., a New Jersey corporation

(x) International Post Finance Limited, a Delaware corporation

(xi) Audio plus Video International, Inc., a New Jersey corporation

(xii)         CABANA corp., a Delaware corporation

(xiii) Cognitive Communications, LLC, a Delaware limited liability company
                  98 percent owned by Manhattan Transfer/Edit, Inc.; 1 percent owned by Michael Rudnick; and 1 precent owned by Susan Wiener

(xiv)         The Post Edge, Inc., a Florida corporation

(xv)          Interactive Edge, Inc., a Florida corporation

(xvi)         Edge Communications, Inc., a Florida corporation
                  66.7 percent owned by Video Services Corporation
                  33.3 percent owned by Romulo Granier-Guardia

(xvii) International Post Leasing Limited, a Delaware corporation